EXHIBIT 12

                         PENNCORP FINANCIAL GROUP, INC.
               STATEMENT RE RATIO OF EARNINGS TO FIXED CHARGES AND
                      PREFERRED STOCK DIVIDEND REQUIREMENTS

               For the Years Ended December 31, 1997, 1996, 1995,
                         1994 and 1993 ($ in thousands)

                                                    1997         1996           1995         1994         1993
                                                  ----------   ----------   ----------   ----------    ---------
Income before income taxes,
    equity in earnings of unconsolidated
    affiliates and extraordinary charge.........  $   51,543   $  110,579   $   79,457   $   60,653    $  48,208
Adjustments to earnings:
   Fixed charges................................      25,081       21,756       22,581       20,641        9,811
   Interest capitalized.........................         --          (400)        (260)         --           --
   Preferred stock dividend requirements........         --           --           --           --           --
                                                  ----------   ----------   ----------   ----------    ---------
Total earnings and fixed charges................  $   76,624   $  131,935   $  101,778   $   81,294    $  58,019
                                                  ==========   ==========   ==========   ==========    =========

Fixed charges:
   Interest expense.............................  $   22,497   $   17,741   $   18,729   $   17,404    $   7,461
   Amortization of deferred debt issuance costs.         858        1,238        1,051          870          --
   Rental expense...............................       1,726        2,777        2,801        2,367        2,350
                                                  ----------   ----------   ----------   ----------    ---------
Total fixed charges.............................  $   25,081   $   21,756   $   22,581   $   20,641    $   9,811
                                                  ==========   ==========   ==========   ==========    =========

Preferred stock dividend requirements:
   Preferred stock dividends....................  $   19,533   $   14,646   $    6,540   $    1,151    $     --
   Gross-up for taxes...........................      12,769        8,616        3,525          663          --
                                                  ----------   ----------   ----------   ----------    ---------
Total preferred stock dividend requirements.....  $   32,302   $   23,262   $   10,065   $    1,814    $     --
                                                  ==========   ==========   ==========   ==========    =========

Ratio of earnings to fixed charges..............        3.27         6.06         4.51         3.94         5.91
                                                  ==========   ==========   ==========   ==========    =========

Combined ratio of earnings to fixed charges and
   preferred stock dividend requirements........        1.34         2.93         3.12         3.62         5.91
                                                  ==========   ==========   ==========   ==========    =========